Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87491) pertaining to the Retirement and Savings Plan of AMETEK, Inc. of our report dated June 19, 2009, with respect to the financial statements and schedule of The AMETEK Retirement and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 19, 2009